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                                                                   EXHIBIT 10.14

Richard C. Conti joined the Company to serve as its Chief Operating Officer on May 1, 1998. Mr. Conti's base compensation is $250,000. Mr. Conti is entitled to a bonus of from 5% to 70% of his base salary if Funds From Operation per Common Share for any year exceed, by 5% to 20% or more, the Funds From Operation per Common Share for the immediately preceding year. Mr. Conti would be entitled to severance in the amount of two years of his then current base salary in the event of a change of control of the Company or if he is terminated without cause. Mr. Conti is entitled to the use of an automobile, medical and dental benefits, vacation and sick leave and certain other benefits available to the Company's other executive officers. The Company has agreed to purchase a term life insurance policy in the amount of one million dollars on Mr. Conti's behalf. The Long-Term Incentive Plan Committee (the "Committee") granted Mr. Conti options to purchase an aggregate of 150,000 Common Shares under the Long-Term Incentive Plan at an exercise price of $23.53 per share. Mr. Conti's options vest equally over a three-year period, commencing May 1, 1998. In addition, the Committee granted Mr. Conti 2,000 shares of Company stock.

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